Exhibit 99.(d)(xxv)

Expense Limitation Agreement

This Expense Limitation Agreement (the “Agreement”) is made and entered into this 30th day of October, 2018 between Lord, Abbett & Co. LLC (“Lord Abbett”), Lord Abbett Distributor LLC (“Lord Abbett Distributor”), and Lord Abbett Securities Trust (the “Trust”) with respect to Lord Abbett Focused Large Cap Value Fund (the “Fund”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.	Lord Abbett agrees for the time period set forth in paragraph 4 below to waive all or a portion of its management and administrative services fees and reimburse the Fund’s other expenses to the extent necessary to limit total net annual operating expenses, excluding 12b-1 fees and acquired fund fees and expenses, interest-related expenses, taxes, expenses related to litigation and potential litigation, and extraordinary expenses, to an annual rate of 0.71% for each class other than Class F3 and R6. For the same time period, Lord Abbett agrees to waive all or a portion of its management and administrative services fees and reimburse the Fund’s other expenses to the extent necessary to limit total net annual operating expenses, excluding 12b-1 fees and acquired fund fees and expenses, interest-related expenses, taxes, expenses related to litigation and potential litigation, and extraordinary expenses, to an annual rate of 0.63% for each of Class F3 and R6.

2.	To limit the Fund’s total net annual operating expenses as specified above, Lord Abbett will waive the same amount of management and administrative services fees for each share class, but may reimburse different amounts of shareholder servicing expenses for each share class in its sole discretion.

3.	Lord Abbett Distributor agrees for the same time period set forth in paragraph 4 below to waive the Fund’s 0.10% Rule 12b-1 fee for Class F.

4.	This Agreement will become effective from the Fund’s commencement of operations through February 28, 2021. This Agreement may be terminated only by the Board of Trustees of the Trust upon written notice to Lord Abbett.

[Signatures follow on next page]

IN WITNESS WHEREOF, Lord Abbett, Lord Abbett Distributor, and the Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, as of the day and year first above written.

LORD ABBETT SECURITIES TRUST

By:	/s/ John T. Fitzgerald
John T. Fitzgerald
Vice President and Assistant Secretary

LORD, ABBETT & CO. llc

By:	/s/ Lawrence B. Stoller
Lawrence B. Stoller
Member and General Counsel

LORD ABBETT DISTRIBUTOR llc
By:	LORD, ABBETT & CO. llc

By:	/s/ Lawrence B. Stoller
Lawrence B. Stoller
Member and General Counsel
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